Exhibit 10.6

TERM LOAN AGREEMENT

Dated as of July 1, 2015

Among

KRIEGER ENTERPRISES LLC, a Minnesota limited liability company as Borrower

And

ASPIRITY FINANCIAL LLC, a Delaware limited liability company as Lender

TABLE OF CONTENTS

1. DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	11
1.03 Accounting Terms	12
1.04 Rounding	12
1.05 Times of Day	12
2. the TERM LOAN	12
2.01 Payments	12
2.02 Interest Rates	13
2.03 Expenses	13
2.04 Computation of Interest	14
2.05 Optional Prepayments	14
2.06 Mandatory Prepayments.	14
2.07 Evidence of Debt	14
2.08 Payments Generally	14
3. TAXES	15
3.01 Taxes	15
3.02 Survival.	16
4. CONDITIONS PRECEDENT	16
5. REPRESENTATIONS AND WARRANTIES	18
5.01 Existence, Qualification and Power	18
5.02 Authorization; No Contravention	18
5.03 Governmental Authorization; Other Consents	18
5.04 Binding Effect	18
5.05 Financial Statements; No Material Adverse Effect	18
5.06 Litigation	19
5.07 No Default.	19
5.08 Ownership of Property; Liens	19
5.09 Environmental Compliance	19
5.10 Insurance	19
5.11 Taxes	19
5.12 ERISA Compliance	20
5.13 Subsidiaries; Equity Interests	20
5.14 Margin Regulations; Investment Company Act	21
5.15 Disclosure	21
5.16 Compliance with Laws	21
5.17 Taxpayer Identification Number	21
5.18 Intellectual Property; Licenses, Etc.	21
5.19 OFAC	21
5.20 Solvency	22

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6. AFFIRMATIVE COVENANTS	22
6.01 Financial Reporting	22
6.02 Notices	22
6.03 Payment of Material Obligations	23
6.04 Preservation of Existence, Etc.	23
6.05 Maintenance of Properties	23
6.06 Maintenance of Insurance	24
6.07 Compliance with Laws	24
6.08 Books and Records	24
6.09 Inspection Rights	24
6.10 Use of Proceeds	24
6.11 Minimum Liquidity	24
6.12 Approvals and Authorizations	24
6.13 Regulatory Compliance; Industry Standards	25
6.14 Additional Documents and Further Actions	25
7. NEGATIVE COVENANTS	25
7.01 Liens	25
7.02 Investments	26
7.03 Indebtedness	26
7.04 Fundamental Changes	27
7.05 Dispositions	28
7.06 Restricted Payments	28
7.07 Change in Nature of Business	29
7.08 Transactions with Affiliates	29
7.09 Burdensome Agreements	29
7.10 Use of Proceeds	29
7.11 Sanctions	29
8. EVENTS OF DEFAULT AND REMEDIES	30
8.01 Events of Default	30
8.02 Remedies upon Event of Default	32
8.03 Application of Funds	32
9. CROSS-GuarantY	33
9.01 The Cross-Guaranty	33
9.02 Bankruptcy	33
9.03 Nature of Liability	33
9.04 Independent Obligation	34
9.05 Authorization	34
9.06 Reliance	34
9.07 Waiver; Subrogation	34
9.08 Books and Records	35

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10. MISCELLANEOUS	35
10.01 Amendments, Etc.	35
10.02 Notices; Effectiveness; Electronic Communication	35
10.03 No Waiver; Cumulative Remedies; Enforcement	36
10.04 Expenses; Indemnity; Damage Waiver	36
10.05 Payments Set Aside	37
10.06 Successors and Assigns	37
10.07 Treatment of Certain Information; Confidentiality	38
10.08 Right of Setoff	38
10.09 Interest Rate Limitation	39
10.10 Counterparts; Integration; Effectiveness	39
10.11 Survival of Representations and Warranties	39
10.12 Severability	39
10.13 Governing Law; Jurisdiction; Etc.	39
10.14 Waiver of Jury Trial	40
10.15 No Advisory or Fiduciary Responsibility	41
10.16 USA PATRIOT Act	41
10.17 Termination of Loan Documents	41

SIGNATURE PAGE	41

SCHEDULES

2.01(b) – Pre-Participation Payment Plan

2.01(c) – Post-Participation Amortization Schedule

2.03 – Expected Expenses

5.06 – Litigation

5.13 – Subsidiaries and Equity Interests

7.01 – Liens

7.03 – Indebtedness

10.02 – Certain Addresses for Notices

EXHIBITS

A - Form of Secured Promissory Note

B - Form of Equity Pledge Agreement

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TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of July 1, 2015 among KRIEGER ENTERPRISES LLC, a Minnesota limited liability company (“Enterprises” or the “Borrower) and ASPIRITY FINANCIAL LLC, a Minnesota limited liability company, together with its successors and assigns, “Financial” or the “Lender”).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.      DEFINITIONS AND ACCOUNTING TERMS

1.01          Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Actual Interest Rate” means, as of any Invoice Date, that weighted average annual interest rate calculated with respect to the then Outstanding Funding Source.

“Actual Interest” means the dollar amount of interest paid or accrued between the preceding Invoice Date and the Invoice Date, and “Actual Redemptions” means those principal payments made to Sub Note Holders of the Initial Funding Source in accordance with the terms thereof between the preceding Invoice Date and the Invoice Date.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the Person specified. Unless otherwise specified, any reference to an Affiliate or Affiliates herein shall mean and refer to an Affiliate or Affiliates of the Borrower.

“Agreement” means this Credit Agreement.

“Audited Financial Statements” means the audited balance sheets of Twin Cities Power Holdings LLC for the fiscal year ended December 31, 2014, and the related statements of comprehensive income, shareholders’ equity, and cash flows for such fiscal year, including any notes thereto. “Unaudited Financial Statement” means the proforma, unaudited balance sheet of Borrower as of June 30, 2015.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in Minnesota.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure that, in conformity with GAAP, is required to be capitalized and reflected in the property, plant and equipment or similar fixed or capital asset on the consolidated balance sheet of the Borrower (excluding normal replacements and maintenance which are properly charged to current operations).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Borrower free and clear of all Liens (other than Permitted Liens):

(a) Readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 365 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

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(b) Time deposits and demand deposits with, or insured certificates of deposit or bankers’ acceptances or notes of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof, or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $200,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c) Commercial paper, demand notes, master notes, promissory notes, or other short-term debt obligations issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody's Investors Service, Inc. and any successor thereto (“Moody’s”) or at least “A-1” (or the then equivalent grade) by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto (“S&P”), in each case with maturities of not more than 360 days from the date of acquisition thereof; and

(d) Investments in money market funds or investment programs the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change of Control” means an event or series of events by which Timothy S. Krieger ceases to own or control at least fifty-one percent (51%) of the outstanding Equity Interests of the Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the pledge of the Equity Interests of the Borrower and its Subsidiaries.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, and all regulations promulgated thereunder.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Planning Interest Rate plus (b) three percent (3.00%) per annum.

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“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” has the meaning specified in the definition of Equity Pledge Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of or other ownership or profit interests (other than royalty and profit interests of such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests (other than royalty and similar profit interests) in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Pledge Agreement” means that certain Equity Pledge Agreement in the form attached hereto as Exhibit B among Timothy S. Krieger, Summer Enterprises, LLC, the Borrower, and the Lender, whereby Mr. Krieger and Summer Enterprises pledge to Lender as collateral for the payment and performance of the Obligations, all of the Borrower’s Equity Interests owned by them, if and only if, such Equity Interests are distributed to them by the parent company of the Borrower and the Lender (the “Distribution”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

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“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which allows under Section 4042 of ERISA for the institution of proceedings to terminate, or for the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability for failure to comply with Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed as a result of such Recipient being organized under the laws of, or having its principal office located in the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to a loan pursuant to a law in effect on the date hereof, or with respect to any assignees of Lender, on the date on which such assignee becomes a Lender hereunder, and (c) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Expected Expenses” has the meaning specified in Section 2.03(a).

“Expected Interest” for the following month as of any Invoice Date means the product of: (a) the Planning Interest Rate; (b) the Initial Principal Amount, (c) the number of days between Settlement Dates and (d) a factor of 1/360.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“FERC” has the meaning specified in Section 4.01(a)(vii).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

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“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP; provided, however, that trade credit granted by any Loan Party shall not constitute Indebtedness:

(a) All obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) All direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) Net obligations of such Person under any Swap Contract;

(d) All obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital leases and Synthetic Lease Obligations;

(g) All obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, other than any obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person in connection with any compensation plan provided to employees, officers, directors or other service providers; and

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(h) All Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless and to the extent such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Funding Source” means the Renewable Unsecured Subordinated Notes (each a “Sub Note”) issued by the Parent to the various holders thereof (each, a “Sub Note Holder”) and outstanding as of the Closing Date in an aggregate principal amount of $__ (the “Initial Principal Amount”), with a weighted average annual interest rate of __% (the “Planning Interest Rate”) and maximum expected principal redemptions as shown in Schedule 2.03(a), excluding any renewals thereof (the “Maximum Possible Redemptions”).

“Initial Planning Amount” has the meaning specified in the definition of Initial Funding Source.

“Initial Principal Amount” has the meaning specified in the definition of Initial Funding Source.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition of a portfolio of customer contracts. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Invoice Date” means the date five (5) Business Days before each Settlement Date, commencing with the first such date following the Closing Date, and continuing through and including the month in which the Maturity Date occurs.

“IRS” means the United States Internal Revenue Service.

“ISO” has the meaning specified in Section 4.01(a)(vii).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, tariffs, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

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“Lender” has the meaning specified in the introductory paragraph hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Note, the Equity Pledge Agreement, and all other documents given to evidence, secure or guaranty the Term Loan.

“Loan Party” means the Borrower or any Subsidiary thereof.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and its Subsidiaries which is likely to materially impair the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; (b) a material impairment of the rights and remedies of Lender under any loan documentation; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Material Contracts” means, collectively, any contract to which the Borrower or its Subsidiaries is a party and which, if breached or terminated, could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means the latest to occur of: (a) December 30, 2019, or (b) all Obligations have been paid in full (other than contingent indemnification and contingent expense obligations for which no claim has been asserted).

“Maximum Possible Redemptions” has the meaning specified in the definition of Initial Funding Source.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means, with respect to any Disposition, the aggregate cash payments received by the applicable Borrower from such Disposition, net of: (i) direct reasonable expenses of such Disposition, (ii) Taxes paid or payable in cash as a result of such Disposition (which for purposes hereof shall be assumed to be the then-highest capital gains rate applicable to such Borrower), and (iii) escrowed cash amounts (provided that such escrowed cash amounts shall, to the extent later released to a Borrower, be immediately paid over to Lender and applied towards the Obligations).

“Outstanding Funding Source”, as of any Invoice Date, means the aggregate principal amount of Sub Notes then outstanding, including any renewals of Sub Notes included in the Initial Funding Source but excluding the principal amount of any Sub Notes issued after the Closing Date.

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“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and its Subsidiaries arising under any Loan Document or otherwise, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” means the Lender’s parent company, Aspirity Corporation, formerly known as Twin Cities Power Holdings LLC.

“Participant” has the meaning specified in Section 10.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding any Multiemployer Plan) that is maintained or is contributed to by any Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisitions” has the meaning specified in Section 7.02(i).

“Permitted Charge-Offs” means discounts charged on purchases of Accounts and other specific offsets permitted under a Purchase of Receivables Agreement.

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“Permitted Liens” has the meaning set forth in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, partnership, Governmental Authority, or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding any Multiemployer Plan), maintained for employees of any Borrower or any ERISA Affiliate or any such Plan to which any Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Planning Interest Rate” has the meaning specified in the definition of Initial Funding Source.

“Recipient” means Lender, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, director or manager of the Borrower and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary, any assistant secretary or any governor of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC) or other relevant sanctions authority.

“Security Agreement” means that certain Security Agreement of even date herewith, made by the Borrower in favor of Lender.

“Settlement Date” means, the last Business Day of each calendar month, commencing with the first such date following the Closing Date, and continuing through and including the month in which the Maturity Date occurs, and the Maturity Date.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or the Subsidiaries of the Borrower (or if applicable, a particular Borrower).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity futures, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of Minnesota; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, or priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Minnesota, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection, or priority, or availability of such remedy, as the case may be.

“United States” and “U.S.” mean the United States of America.

“Utility” means a utility that is billing retail customers of a Subsidiary of Borrower.

1.02          Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)              The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law or regulation herein shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, and shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and, unless the context requires otherwise, shall include without limitation, any applicable decision of any competent court or other judicial body, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)             The “winding-up,” “dissolution,” “bankruptcy” or “administration” of a person shall be construed so as to include the seeking of liquidation, winding-up, bankruptcy, reorganization, dissolution, administration, adjustment, protection from creditors or relief of debtors or any proceedings equivalent or analogous to any of the foregoing under the law of the jurisdiction in which such person is incorporated or resides, as applicable, or any jurisdiction in which such person carries on business.

(c)              In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)             Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

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1.03          Accounting Terms

(a)              Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower shall be deemed to be carried at 100% of the outstanding principal amount thereof.

(b)             Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either any Borrower or Lender shall so request, Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to Lender's approval); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04          Rounding

Any ratios or percentages to be determined pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05          Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern Time (daylight or standard, as applicable).

2.      the TERM LOAN

2.01          Payments

(a)              Allocation of Payments. Provided that no Default or Event of Default has occurred and is continuing, on each Settlement Date, all payments received shall be allocated: (i) first, to pay all accrued and unpaid interest on the Term Loan; (ii) second, to pay expenses of Lender payable by Borrower hereunder; and (iii) third, to reduction of the principal balance of the Term Loan then outstanding.

(b)             Pre-Participation Monthly Payments. So long as 100% of the outstanding principal amount of the Term Loan is held solely by Lender, all monthly payments shall be preliminarily made in accordance with the amortization schedule attached hereto as Schedule 2.01(b); provided that, each month on the Invoice Date, Lender shall submit to Borrower an invoice (for each such month, the “Original Invoice”) for the sum of: (i) the Maximum Possible Redemptions during the following month; (ii) Expected Interest for the following month; and (iii) the Expected Expenses for such month. Such amount shall be subject to adjustment on the next monthly Invoice Date for Actual Redemptions and Actual Interest that occurred between the Original Invoice Date and the immediately preceding Invoice Date. All invoices shall be due and payable in full on each Settlement Date.

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(c)              Post-Participation Monthly Payments. If at any time prior to the Maturity Date, Lender sells or participates all or a portion of the then outstanding Term Loan in accordance with Section 10.06 to a third party, then and only then, will monthly payments be made in accordance with a recalculated amortization schedule as described in Schedule 2.01(c).

(d)             Payment at Maturity. On the Maturity Date, Borrower shall pay to Lender the remaining unpaid principal balance of the Term Loan, together with all accrued and unpaid interest thereon, and all other Obligations payable hereunder.

2.02          Interest Rates

(a)              Subject to the provisions of subsection (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof at a minimum rate per annum equal to the Planning Interest Rate, as adjusted from time to time as set forth herein.

(b)             (i) If a payment Default occurs and such Default is not cured within the time period set forth in Article VIII, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. [Need to discuss this.]

(ii) If any amount other than principal of the Term Loan payable by Borrower under any Loan Document is not paid when due after the lapse of any applicable grace periods, whether at stated maturity, by acceleration or otherwise, then at Lender's election, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) At Lender's election while any uncured Event of Default exists other than as set forth in clauses (b)(i) and (b)(ii) above, the Borrower shall pay interest on the principal amount of all outstanding Obligations under this Agreement at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts, including interest on past due interest, shall be due and payable upon demand.

(c)              Interest on the Term Loan shall be due and payable in arrears, for the immediately preceding calendar month, on each Settlement Date, and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.03          Expenses

(a)              Expected Expenses. Borrower shall pay to Lender an annual expense reimbursement in an amount to be agreed upon prior to the start of each calendar year, which in general, shall be equal to the costs of maintaining a publicly reporting company as described in Schedule 2.03 (the “Expected Expenses”). The Expected Expenses shall be payable by Borrower to Lender in equal monthly installments on each Settlement Date, or earlier, if the Term Loan is accelerated in accordance with the terms of this Agreement.

(b)             Other. On or prior to the Closing Date, Borrower shall have paid to Lender all other reasonable out-of-pocket fees and expenses incurred by Lender in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents.

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2.04          Computation of Interest

All computations of interest shall be made on the basis of a 360-day year and actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on the outstanding principal balance of the Term Loan. Each determination by Lender of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.05          Optional Prepayments

The Borrower may voluntarily prepay all or any portion of the Term Loan at any time or from time to time, without premium or penalty therefor.

2.06          Mandatory Prepayments.

The Borrower shall prepay the principal amount of the Term Loan from time to time outstanding in an amount equal to:

(a)              at the election of Lender upon the occurrence of an Event of Default, the entire unpaid principal amount of the Term Loan; and

(b)             fifty percent (50%) of the Net Cash Proceeds received by Borrower in connection with any Disposition of its property, other than Dispositions permitted under Section 7.05; provided that, the acceptance of such Net Cash Proceeds shall not be construed as a waiver of or election of remedies with respect to any Default or Event of Default arising as a result of such Disposition.

All prepayments made pursuant to this Section 2.06 shall be accompanied by all accrued and unpaid interest on the amount being prepaid, and all other fees and expenses then due and payable to Lender hereunder.

2.07          Evidence of Debt

The Term Loan made by Lender shall be evidenced by accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be conclusive, absent manifest error, of the amount of the Term Loan made by Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Obligations under this Agreement or any of the other Loan Documents. The Borrower shall execute and deliver to Lender a promissory note payable to Lender in the form attached hereto as Exhibit A in an original principal amount equal to the Initial Principal Amount to evidence the Term Loan (in its original form and as amended, restated or replaced from time to time, the “Note”), which Note shall evidence the Term Loan in addition to such accounts or records.

2.08          Payments Generally

All payments to be made by Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Lender, at the office of Lender set forth on Schedule 10.02, in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein, and any such funds received will be credited against the outstanding principal balance of the Term Loan on the next Business Day. All payments received by Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue accordingly. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

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3.      TAXES

3.01          Taxes

(a)              Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)               Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.

(ii)             If any Loan Party shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party shall withhold or make such deductions as are determined by Lender to be required, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) Lender or the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)           If any Loan Party shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party shall withhold or make such deductions as are determined by it to be required, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)             Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, any Other Taxes.

(c)              Tax Indemnifications. Borrower shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by Lender shall be conclusive absent manifest error.

(d)             Evidence of Payments. Upon request by Borrower or Lender, as the case may be, after any payment of Taxes by any Loan Party or by Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to Lender, or Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or Lender, as the case may be.

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(e)              Stamp Taxes. Borrower shall pay and, within ten (10) Business Days of demand, indemnify Lender against any cost, loss or liability incurred in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement or any related agreement or document.

(f)              Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Lender have any obligation to file for or otherwise pursue any refund of Taxes withheld or deducted from funds paid for the account of Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund or similar remission or repayment of any Tax (a “Tax Benefit”) as a result of the Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such Tax Benefit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.02          Survival.

All of the Borrower’ obligations under this Article 3 shall survive the Maturity Date.

4.      CONDITIONS PRECEDENT

The obligation of Lender to make the Term Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)              (i) Lender’s receipt of the following, each of which shall be originals (or telecopies followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Lender:

(ii)             executed counterparts of this Agreement, the Equity Pledge Agreement, the Note, and the other Loan Documents, in each case, sufficient in number for distribution to Lender and each Loan Party requesting an original thereof;

(iii)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower is a party;

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(iv)            such documents and certifications as Lender may reasonably require to evidence that Borrower is duly organized or formed, and that Borrower is validly existing, in good standing (with respect to jurisdictions in which the concept of good standing exists), and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)             favorable pending litigation, judgment, tax lien and UCC search results for Borrower, in such jurisdictions as Lender may reasonably require, and such other searches or due diligence regarding the Borrower as Lender may reasonably request in connection with the transactions contemplated hereunder or under any of the other Loan Documents;

(vi)            evidence satisfactory to Lender that Borrower has obtained all necessary licenses to operate in each state in which it operates;

(vii)          a certificate of a Responsible Officer of Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii)        a certificate signed by a Responsible Officer of certifying that, to the knowledge of such Responsible Officer, there has been no event or circumstance since the date of the Unaudited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)            such other assurances, certificates, documents, consents or opinions as Lender reasonably may require and as requested prior to the Closing Date;

(b)             Any fees required to be paid on or before the Closing Date shall have been paid.

(c)              Unless waived by Lender, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to Lender (directly to such counsel if requested by Lender) to the extent invoiced prior to or on the Closing Date and payable under Section 10.04(a).

(d)             The representations and warranties of the Borrower contained in Article 5and the other Loan Documents are true and correct in all material respects (or, in the case of any such other representation, warranty, certification or statement of fact qualified by materiality, Material Adverse Effect or any similar concept, incorrect or misleading in any respect), and except that for purposes of this Article 4, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01

(e)              No Default or Event of Default exists, or would result from the application of the proceeds thereof.

(f)              There shall be no impediment, restriction, limitation or prohibition imposed under Law or by any Governmental Authority, as to the proposed financing under this Agreement or the repayment thereof or as to rights created under the Guaranty or as to application of the proceeds of the realization of any such rights.

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5.	REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrant to Lender that:

5.01          Existence, Qualification and Power

It (a) is duly organized or formed, validly existing and, as applicable, in good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, is licensed and, as applicable, a member in good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, license or membership (including ISO membership and tariff compliance); except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02          Authorization; No Contravention

The execution, delivery and performance by Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any material order, injunction, writ or decree of any Governmental Authority or any material arbitral award to which such Person or its property is subject; or (c) violate any material Law.

5.03          Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Borrower under this Agreement or any other Loan Document.

5.04          Binding Effect

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors rights generally.

5.05          Financial Statements; No Material Adverse Effect

(a)              The Audited Financial Statements prepared by the Corporation (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) the consolidating schedules thereof fairly present in all material respects the financial condition of the Borrower as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) the consolidating schedules thereof show all material Indebtedness and other material liabilities of the Borrower as of the date thereof to the extent required by GAAP.

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(b)             The Unaudited Financial Statement (i) was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly presents the financial condition of the Borrower as of the date thereof.

(c)              Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect on the Loan Parties.

5.06          Litigation

There are no actions, suits, proceedings, regulatory investigations or inquiries, claims or disputes pending or, to the actual knowledge of any Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07          No Default.

No Loan Party is, or will be with the passage of time, in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08          Ownership of Property; Liens

Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Liens. All properties of each Loan Party are in good working order and condition.

5.09          Environmental Compliance

(a) There exists no written claim alleging potential liability or responsibility for violation of any Environmental Law on the respective business of any Loan Party, and (b) there exists no violation of an Environmental Law by any Loan Party, in the case of clauses (a) or (b), to the extent such liability, responsibility or violation would reasonably be expected to have a Material Adverse Effect.

5.10          Insurance

The properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11          Taxes

Each Loan Party has filed all Federal and state income and other material tax returns and reports required to be filed, and has paid all Federal and state income and all other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

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5.12          ERISA Compliance

(a)              Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code is subject to an Internal Revenue Service opinion letter, or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)             There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)              (i) No ERISA Event has occurred, and neither any Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13          Subsidiaries; Equity Interests

As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and all of the outstanding Equity Interests in such Subsidiaries have been or will be validly issued, are fully paid and non-assessable and are owned by Borrower in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens, other than Permitted Liens. As of the Closing Date, no Loan Party has any material equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and non-assessable.

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5.14          Margin Regulations; Investment Company Act

(a) No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither any Loan Party, nor any Person Controlling any Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15          Disclosure

None of the reports, financial statements, certificates and other written information (taken as a whole) furnished by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document contain, as the date such reports, financial statements, certificates or other written information were furnished to Lender (in each case, as may be later modified or supplemented by other information so furnished), material misstatements of fact or omit to state material facts necessary to make the statements therein, in the light of the circumstances under which they were made and taken as a whole, not misleading; provided that, with respect to projected financial information, if any, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16          Compliance with Laws

Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17          Taxpayer Identification Number

Borrower’s true and correct unique identification number that has been issued by its jurisdiction of organization and the name of such jurisdiction is set forth on Schedule 10.02.

5.18          Intellectual Property; Licenses, Etc.

Each Loan Party owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (a) that are material to the operation of its respective businesses, and (b) without conflict with the rights of any other Person, except in the case of each of clauses (a) and (b), as could not reasonably be expected to have a Material Adverse Effect. No Loan Party conducts its business in a manner that infringes upon any rights held by any other Person, except where the effect thereof could not reasonably be expected to have a Material Adverse Effect.

5.19          OFAC

No Loan Party, nor, to the knowledge of Borrower, any director, officer, employee or agent thereof, is an individual or entity currently the subject of any Sanctions, nor is any Loan Party located, organized or resident in a Designated Jurisdiction.

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5.20          Solvency

Borrower is, and after giving effect to the Term Loan and other financial accommodations to be made in accordance with this Agreement will be, Solvent.

6.	AFFIRMATIVE COVENANTS

So long as any amount of the Term Loan shall be outstanding, the Borrower shall do the following:

6.01          Financial Reporting

Upon the effectiveness of the Distribution, deliver to Lender, in form and detail reasonably satisfactory thereto:

(a) As soon as available, but in any event within 75 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, audited consolidated and consolidating balance sheets for the Borrower as of the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated and consolidating statements to be reviewed and accompanied by a report of an independent certified public accountant reasonably acceptable to Lender, which report shall be indicate that such accountant is not aware of any material modifications that should be made to the financial statements in order for them to be in conformity with GAAP;

(b) As soon as available, but in any event within 30 days after the end of each calendar quarter, commencing with the calendar quarter succeeding the month in which the Closing Date occurs, consolidated and consolidating balance sheets for the Borrower as of the end of such period, the related consolidated and consolidating statements of income or operations for such period and for the portion of the Borrower’ fiscal year then ended, and the related consolidated and consolidating statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding calendar quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated and consolidating statements to be certified by a Responsible Officer of the Borrower, as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) As soon as available, but in any event within 7 days of the filing thereof, copies of Borrower’s filed federal income tax returns, together with all supporting and related schedules thereto; and

(d) Promptly, such additional information regarding the business, financial, or corporate affairs of Borrower or compliance with the terms of the Loan Documents as Lender may from time to time reasonably request.

6.02          Notices

Promptly notify Lender of any of the following occurrences of which any Responsible Officer of Borrower has knowledge:

(a) The occurrence of any Default;

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(b) Any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) The occurrence of any ERISA Event;

(d) Any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

(e) The commencement of any investigation, enforcement proceeding or other regulatory action initiated by any Governmental Authority with any Borrower and any litigation matter with a claim against any Borrower, or each Borrower singularly or in the aggregate, which is in excess of $1,000,000 or any non-collection related litigation initiated by any Borrower.

Each notice pursuant to this Section 6.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.02(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that are known to have been breached.

6.03          Payment of Material Obligations

Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; (b) all material lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien); and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in the case of clauses (a), (b) or (c), if (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower, or (ii) the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

6.04          Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing (with respect to jurisdictions in which the concept of good standing exists) under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.05          Maintenance of Properties

Other than as permitted under Article 7 hereof, each Loan Party shall (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in the case of clause (a) or (b), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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6.06          Maintenance of Insurance

Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that Borrower shall not be required to obtain or carry any other type of insurance not generally made available to retail energy business companies.

6.07          Compliance with Laws

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08          Books and Records

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Borrower.

6.09          Inspection Rights

Permit representatives and independent contractors of Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its governors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Borrower; provided that, unless an Event of Default shall exist, Lender shall not exercise such rights more than four (4) times in any calendar year at the Borrower' expense; and provided further, that when an Event of Default exists, Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10          Use of Proceeds

Use the proceeds of the Term Loan shall be used for general corporate purposes.

6.11          Minimum Liquidity

Maintain, as of the end of each of March, June, September, and December, a minimum Liquidity Ratio of twenty-five percent (25.00%), defined as (a) the sum of unrestricted cash, cash in trading accounts, marketable securities, and accounts receivable divided by (b) total assets, all as determined by GAAP on consolidated basis.

6.12          Approvals and Authorizations

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority, ISO and Utility, and obtain all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, if the failure to do so could reasonably be expected to result in a Material Adverse Effect.

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6.13          Regulatory Compliance; Industry Standards

Comply in all material respects with each Borrower's applicable license, registration, approval, or authorization and the requirements of FERC, each state public utility commission, all applicable tariffs and rules of the applicable ISOs and the tariffs and rules of each Utility.

Comply in all material respects with industry standards applicable to wholesale electricity trading and the competitive retail electric supply industry, including, but not limited to applicable Laws relating to commodities, consumer protection, securities, telemarketing and truth in advertising.

6.14          Additional Documents and Further Actions

Each Loan Party shall at its expense, promptly do all such acts and execute and deliver all such documents as Lender, may, from time to time, reasonably require in connection with the rights and remedies of the Lender pursuant to this Agreement or any Loan Document to consummate the transactions contemplated herein or therein.

7.      NEGATIVE COVENANTS

So long as any amount of the Term Loan shall be outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, do any of the following:

7.01          Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased (unless such increase is itself a Permitted Lien), (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes or other governmental charges or assessments not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security or employee legislation, other than any Lien imposed by ERISA;

(f) Pledges or deposits to secure the performance of bids, trade contracts, government contracts and obligations, and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business, including obligations imposed by the applicable Laws of foreign jurisdictions;

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(g) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property interests which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money, or securing appeal or other surety bonds related to such judgments, not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and

(k) Liens incurred in the ordinary course of the Borrower’s business.

7.02          Investments

Make any Investments, except:

(a) Investments held by Borrower in the form of cash, Cash Equivalents, and Marketable Securities;

(b) (i) Investments of Borrower in any Subsidiary; (ii) Investments of any such Subsidiary in Borrower; and (iii) Investments of Borrower in a joint venture that is otherwise a permitted Investment hereunder;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees permitted by Section 7.03;

(e) Investments under clause (c) of the definition of Investments;

(f) Investments resulting from pledges or deposits that are included as Permitted Liens; and

(g) Acquisitions by purchase of equity or merger of companies; provided Borrower, after calculating the pro forma effect of the acquisition as of the beginning of the then-current calendar year, is in compliance with the Minimum Liquidity described in Section 6.11 (in any such case, a “Permitted Acquisition”).

7.03          Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

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(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to Borrower or Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then-applicable market interest rate;

(c) Guarantees of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any Loan Party or any Subsidiary that is otherwise subject to the covenants set forth in Articles 6 and 7 herein;

(d) Obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person (to include any reasonably anticipated risks based on the business as it exists as well as the anticipated reasonable growth of the business), and not for purposes of speculation;

(e) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i);

(f) Indebtedness in respect of cash management operations, netting services, cash pooling arrangements, automatic clearinghouse arrangements, daylight overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof; and

(g) Any other Indebtedness, not to exceed an aggregate of $10,000,000 in any year.

7.04          Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) Any Subsidiary may merge with Borrower or another Subsidiary; provided that Borrower or such Subsidiary shall be the continuing or surviving Person;

(b) Any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower;

(c) Any Subsidiary may merge with any other Subsidiary; and

(d) Subject to Section 7.04(b), the existence (corporate or otherwise) of any Subsidiary of Borrower may be terminated or liquidated if such termination or liquidation is determined by the Borrower to be in the best interest of the Borrower and its Subsidiaries, taken as a whole, and such termination would not reasonably be expected to result in a Material Adverse Effect.

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The foregoing notwithstanding, Borrower shall not enter into any merger or consolidation or permit any dissolution, liquidation or Disposition of all or substantially all of its assets if such merger, consolidation, dissolution, liquidation or Disposition would give rise to a Default under this Agreement.

7.05          Dispositions

Make any Disposition of its property, except:

(a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory, land held for development, and customer list assets in the ordinary course of business;

(c) (i) Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (C) such property is no longer necessary to the continued operation of the business of Borrower or any Subsidiary; and (ii) Dispositions of real property interests of Borrower or any of its Subsidiaries; provided that such Disposition does not materially adversely affect the business or operation of the Borrower and its Subsidiaries, taken as a whole;

(d) Dispositions of property by Borrower or any Subsidiary to another Subsidiary;

(e) Dispositions otherwise permitted under this Agreement;

(f) Dispositions of accounts receivable arising in the ordinary course of business which are overdue or payable by a distressed company or individual in connection with the compromise or collection thereof; and

(g) Any Disposition where 50% of proceeds are used to repay the Note.

Provided, however, that Borrower shall give Lender prior written notice of any Disposition pursuant to subsections (a) through (f) (other than clause (d)) if the aggregate consideration received on account of such Disposition is in excess of $100,000, and each such Disposition shall be for fair market value.

7.06          Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) Any Subsidiary may make Restricted Payments to Borrower.

(b) Borrower may declare and make dividend payments or other distributions or payments payable solely in the Equity Interests of Borrower to the extent the same would not result in a Change of Control.

(c) So long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, Borrower may make Restricted Payments, including repurchases of Equity Interests, in connection with any equity compensation plans provided to employees, officers, governors or other service providers.

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(d) So long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, Borrower may make other Restricted Payments not otherwise described in this Section 7.06 to any Person that owns an Equity Interest in Borrower.

Effective upon the Distribution and notwithstanding the foregoing, no Restricted Payment may be made by the Borrower to its members unless the Borrower would have sufficient cash to meet anticipated obligations under the Term Loan. The foregoing restriction shall not apply to distributions in respect of taxes payable by the members based on net income or gains of the Borrower that have been allocated to the members.

7.07          Change in Nature of Business

Reserved.

7.08          Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the applicable Borrower as would be obtainable by such Borrower at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among Borrower and/or any Subsidiary and (b) customary compensation and indemnification paid to officers, governors and employees.

7.09          Burdensome Agreements

Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower, or to otherwise transfer property to Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of a Lien permitted under Sections 7.01, solely to the extent any such negative pledge relates to the property that is the subject of such Lien; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that this Section 7.09 shall not prohibit any such limitations or requirements that are binding on a Person at the time such Person first became a Subsidiary, so long as all such limitations and requirements were not entered into in contemplation of such Person becoming a Subsidiary, together with any replacement agreement thereof so long as the terms thereof are not materially less favorable to such Subsidiary.

7.10          Use of Proceeds

Use the proceeds of the Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in a manner which violates, or would be inconsistent with, Regulation U of the FRB.

7.11          Sanctions

Directly or indirectly, use the proceeds of the Term Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity participating in the transaction of Sanctions.

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8.	EVENTS OF DEFAULT AND REMEDIES

8.01          Events of Default

Any of the following shall constitute an Event of Default:

(a)              Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any regularly scheduled installment of principal or interest on any Loan, or (ii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)             Specific Covenants. Borrower fails to perform or observe or cause any of its Subsidiaries (as applicable) to observe or perform, any term, covenant or agreement contained in any of Section 6.01, 6.02(a), 6.04(a), 6.09, 6.10, or 6.14; or

(c)              Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) of this Section 8.01) contained in any Loan Document on its part to be performed or observed and such failure continues for 45 days after the earlier of (i) knowledge by any Responsible Officer of the Borrower, or (ii) receipt by the Borrower of written notice thereof from Lender; provided that if the Borrower fails to comply with Section 6.11 at any measurement date specified in such Section, such failure to comply shall not be considered an Event of Default hereunder unless the Borrower fails to so comply for two consecutive quarters or four quarters in any eight quarter period; or

(d)             Representations and Warranties. (i) Any representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party herein or in any other Loan Document, shall be incorrect or misleading in any material respect (or, in the case of any such other representation or warranty qualified by materiality, Material Adverse Effect or any similar concept, shall be incorrect or misleading in any respect) when made or deemed made; or

(e)              Cross-Default. (i) Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts) of more than $100,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee described in clause (A) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid (other than mandatory prepayments not due to a default thereunder), defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay (other than mandatory prepayments not due to a default thereunder), defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (but excluding pursuant to due-on-sale clauses of which are not subject to or triggered by a breach or default); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any of its Subsidiaries is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $100,000; or

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(f)              Insolvency Proceedings, Etc. Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding for the bankruptcy, winding-up, dissolution, administration, insolvency, reorganization of or for any freeze order, moratorium or other similar proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or un-stayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues un-dismissed or un-stayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)             Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)             Judgments. There is entered against Borrower or any Subsidiary (i) one or more final and un-appealable judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage, other than a customary reservation of rights letter), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) in the case of a monetary judgment, such judgment remains unpaid there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)               ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could be reasonably likely to result in a Material Adverse Effect, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could be reasonably likely to result in a Material Adverse Effect; or

(j)               Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or upon the Maturity Date, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k)             Default Under Other Loan Documents. If any default occurs and is continuing (after giving effect to all applicable grace or cure periods, if any) under any other Loan Document; or

(l)               Collateral Impairment. If at any time Lender shall cease to have a valid and perfected first-priority Lien on any of the Collateral, or any Lien in favor of Lender in any of the Collateral is otherwise impaired; or

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(m)           Change of Control. There occurs any Change of Control; or

(n)             Unlawfulness of Loan Documents. This Agreement or any Loan Document or the performance hereof or thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be, or pursuant to any applicable Law shall be, unlawful; or

(o)             Default under Material Contract; Material Adverse Effect. Borrower is in default (and such default is not waived or cured within the applicable grace or cure period provided thereunder) under any Material Contract, or any such agreement is modified or interpreted in a manner which could reasonably be expected to result in a Material Adverse Effect; or

(p)             Compliance with Third Party Regulations and Requirements. Borrower or any of its Subsidiaries fail to meet the obligations of any Governmental Authority, ISO, Utility, or any other third party, which failure could reasonably be expected to result in a Material Adverse Effect; or

(q)             Any Responsible Officer or other senior officer of any Borrower is the subject of a criminal indictment.

8.02          Remedies upon Event of Default

If any Event of Default occurs and is continuing, Lender may take any or all of the following actions:

(a)              Declare the unpaid principal amount of the Term Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower or any Subsidiary under the Bankruptcy Code of the United States, the obligations of Lender to Borrower shall automatically terminate, and the unpaid principal amount of the outstanding Term Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Lender;

(b)             Exercise all rights and remedies available to it under the Loan Documents, at law or in equity; and

(c)              Upon the occurrence of any Event of Default under Section 8.01(q), Lender may take any and all actions necessary to cure the applicable Borrower's default or satisfy the applicable Borrower's obligations with respect to such Governmental Authority, ISO, Utility or other third party, and Borrower hereby appoints Lender as Borrower's attorney-in-fact for the limited purpose of performing such cure or satisfying such obligation (which appointment is coupled with an interest and is irrevocable). All amounts advanced or incurred by Lender under this Section 8.02(d) shall be additional Obligations owing by the Borrower to Lender, upon demand.

8.03          Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Term Loan has automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Lender in such order as Lender may determine in its sole and absolute discretion.

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9.	CROSS-GuarantY

9.01          The Cross-Guaranty

In order to induce Lender to enter into this Agreement and to make the Term Loan hereunder and in recognition of the direct benefits to be received by Borrower and its Subsidiaries from the Loan hereunder and from the other Loan Documents, Borrower and each Subsidiary hereby unconditionally and irrevocably, jointly and severally, guarantees as primary obligor and not merely as surety (each, in such capacity, a "Cross-Guarantor" and collectively, the "Cross-Guarantors" for purposes of this Article 9) the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Obligations of each other Borrower to Lender under this Agreement, the Note or any other Loan Document. If any or all of the indebtedness of any Borrower to Lender becomes due and payable hereunder or under the Note or any other Loan Documents, each Cross-Guarantor unconditionally promises to pay such indebtedness to Lender, or order, ON DEMAND, together with any and all reasonable expenses which may be incurred by or on behalf of the Lender in collecting any of the indebtedness, including, without limitation, such expenses described in Section 10.04. The word "indebtedness" is used in this Article 9 in its most comprehensive sense and includes any and all Obligations of any Borrower arising in connection with this Agreement, the Note or any of the other Loan Documents in each case, heretofore, now or hereafter made, incurred or created, whether voluntarily, involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether any Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter becomes barred by any statute of limitations, and whether or not such indebtedness may be or hereafter becomes unenforceable. Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of any Cross-Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Cross-Guarantor hereunder shall be enforced to the maximum amount that is permissible under applicable law (whether federal or state, and including, without limitation, any Debtor Relief Laws).

9.02          Bankruptcy

Each Cross-Guarantor unconditionally and irrevocably guarantees, jointly and severally, the payment of any and all Obligations of the Borrower to the Lender under this Agreement, the Note and any other Loan Document whether or not due or payable upon the occurrence of any of the events specified in Sections 8.01(f) or (g), and unconditionally promises to pay such Obligations to Lender, or order, ON DEMAND, in lawful money of the United States. Each Cross-Guarantor further agrees that to the extent that any Borrower shall make a payment or a transfer of an interest in any property to Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and /or required to be repaid to any Borrower, the estate of any Borrower, a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the Obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

9.03          Nature of Liability

The liability of each Cross-Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness of any Borrower whether executed by such Cross-Guarantor, any other guarantor or by any other party, and such Cross-Guarantor's liability hereunder shall not be affected or impaired by (a) any direction as to the application of payment by any Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness of any Borrower, or (c) any payment on or reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower, or (e) any payment made to Lender on the Obligations which Lender repays to any Borrower pursuant to a court order in any Bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Cross-Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

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9.04          Independent Obligation

The obligations of each Cross-Guarantor hereunder are independent of the obligations of each Borrower, and a separate action or actions may be brought and prosecuted against each Cross-Guarantor whether or not action is brought against any Borrower and whether or not any Borrower is joined in any such action or actions.

9.05          Authorization

Each Cross-Guarantor authorizes Lender, without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time or manner of payment of, or otherwise change the terms of the indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from each Cross-Guarantor or any other party for the payment of this Cross-Guaranty or the Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as Lender in its sole and absolute discretion may determine and (d) release or substitute any one or more endorsers, guarantors, any Borrower or other obligors or any security for the Obligations.

9.06          Reliance

It is not necessary for Lender to inquire into the capacity or powers of any Borrower or the officers, director, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

9.07          Waiver; Subrogation

(a)              Each Cross-Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require Lender to (i) proceed against any Borrower or any other party, (ii) proceed against or exhaust any security held from any Borrower or any other party or (iii) pursue any other remedy in Lender's power whatsoever. Each Cross-Guarantor waives any defense based on or arising out of any defense of any Borrower or any other party other than payment in full of the indebtedness, including, without limitation, any defense based on or arising out of the disability of any Borrower or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment in full of the indebtedness. Lender may, at its election, foreclose on any security held by it by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against any Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Cross-Guarantor hereunder except to the extent the indebtedness has been paid. Each Cross-Guarantor waives any defense arising out of any such election by Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Cross-Guarantor against any Borrower or any other party or any security.

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(b)             Each Cross-Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Cross-Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Cross-Guarantor assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness and the nature, scope and extent of the risks which such Cross-Guarantor assumes and incurs hereunder, and agrees that Lender shall have no duty to advise such Cross-Guarantor of information known to it regarding such circumstances or risks.

(c)              Each Cross-Guarantor hereby agrees that it will not exercise any rights of subrogation that it may at any time have as a result of this Cross-Guaranty, or otherwise (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of Lender against any Borrower, and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any other party which it may at any time otherwise have as a result of this Cross-Guaranty until such time as the Revolving Loans and all other Obligations hereunder and under each Loan Document shall have been fully paid and performed and Lender's commitment to make Revolving Loans hereunder has been terminated. Each Cross-Guarantor hereby further agrees not to exercise any right to enforce any other remedy which Lender now has or may hereafter have against any other party, any endorser or any other guarantor of all or any part of the indebtedness of any Borrower and any benefit of, and any right to participate in, any security or collateral given to of for the benefit of Lender to secure payment of the Obligations of any Borrower until such time as the Revolving Loans and all other Obligations are paid in full, Lenders commitment to make Revolving Loans hereunder is terminated and all other Obligations hereunder and under the other Loan Documents are performed in full.

(d)             Any and all present and future debts and obligations of each Borrower to any Cross-Guarantor is hereby postponed in favor of, and subordinated until the payment and performance of, any and all present and future debts and obligations of each Borrower to Lender, including, without limitation, all of the Obligations under this Agreement, the Note and the other Loan Documents.

9.08          Books and Records

The Borrower's books and records showing the accounts between Borrower and each Subsidiary, respectively, shall be admissible in evidence in an action or proceeding and shall be binding upon each Cross-Guarantor for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof.

10.   MISCELLANEOUS

10.01       Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower shall be effective unless in writing signed by Lender and Borrower and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02       Notices; Effectiveness; Electronic Communication

(a)              Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

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(b)             Electronic Communications. Notices and other communications to Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Lender, provided that approval of such procedures may be limited to particular notices or communications. Unless Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such email is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)              Change of Address, Etc. Borrower and Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(d)             Reliance by Lender. Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Lender and the Related Parties of Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Lender may be recorded by Lender, and each of the parties hereto hereby consents to such recording.

10.03       No Waiver; Cumulative Remedies; Enforcement

No failure by Lender to exercise, and no delay by Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04       Expenses; Indemnity; Damage Waiver

(a)              Costs and Expenses. Borrower shall, jointly and severally, pay (i) all reasonable out-of-pocket expenses incurred by Lender (including the reasonable fees, charges and disbursements of counsel for Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Lender (including the fees, charges and disbursements of any counsel for Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

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(b)             Indemnification by Borrower. Borrower shall jointly and severally indemnify Lender and each Related Party of Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any Subsidiary against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)              Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(d)             Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(e)              Survival. The agreements in this Section shall survive the Maturity Date.

10.05       Payments Set Aside

To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06       Successors and Assigns

(a)              Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender. Lender may, without the consent of Borrower (however, Borrower at no time shall be responsible for any fees or expenses of Lender related to any such assignment), assign or otherwise transfer all or any of its rights or obligations hereunder.

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(b)             Participations. Lender may at any time, with the consent of Borrower (however, Borrower at no time shall be responsible for any fees or expenses of Lender related to the sale of any such participation), sell participations to any Person (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement and the other Loan Documents.

(c)              Certain Pledges. Lender or any assignee thereof may at any time, with the consent of Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement or any of the other Loan Documents (including, without limitation, under the Note).

10.07       Treatment of Certain Information; Confidentiality

Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder, (g) with the consent of the applicable Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its Affiliates on a non-confidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08       Right of Setoff

If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender or such Affiliate, irrespective of whether or not Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or un-matured or are owed to a branch, office or Affiliate of Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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10.09       Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loan in such order as Lender determines in its sole discretion, or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by Lender exceeds the Maximum Rate, such Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations under the Loan Documents.

10.10       Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and Borrower and when Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Lender, regardless of any investigation made by Lender or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default, and shall continue in full force and effect until the Maturity Date.

10.12       Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13       Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

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(b) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST LENDER, OR ANY RELATED PARTY OF LENDER IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF MINNESOTA SITTING IN DAKOTA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF MINNESOTA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MINNESOTA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER, ITS SUBSIDIARIES, OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14       Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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10.15       No Advisory or Fiduciary Responsibility

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the services provided by Lender hereunder are arm’s-length commercial transactions between Borrower, on the one hand, and Lender, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) Lender does not have any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender does not have any obligation to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.16       USA PATRIOT Act

Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Lender, provide all documentation and other information that Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.17       Termination of Loan Documents

This Agreement and the other Loan Documents shall terminate upon the Maturity Date.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KRIEGER ENTERPRISES LLC as Borrower

By: /s/ Tim Krieger

Name: Tim Krieger

Title: CEO

ASPIRITY FINANCIAL LLC as Lender

By: /s/ Tim Krieger

Name: Tim Krieger

Title: Chairman

Signature Page to Credit Agreement

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